Exhibit 10.1

UNOFFICIAL ENGLISH TRANSLATION

AGREEMENT ON CAPITAL INCREASE AND EQUITY SUBSCRIPTION

THIS CAPITAL INCREASE AND EQUITY SUBSCRIPTION  (this “Agreement”) is made and entered into as of January 29, 2009, by and among Guangzhou AWA Wine Co. Ltd.  (the “Company”), a wholly owned Chinese domiciled enterprise duly organized and existing under the laws of the People’s Republic of China (hereinafter referred to as “PRC” or “China”), with its legal address at Suite 510 Block C No 88 Wenchan South Rd Liwan District, Guangzhou Guangdong, China, and Mr. Nei Weifeng, Mr. Liang Huanxian, Mr. Xian Wenbin (each a “Chinese Equity Interest Holder” and in the aggregate the “Chinese Equity Interest Holders”), Regal Life Concepts, Inc. (the “Investor”), a corporation duly organized and existing under the laws of Nevada, with its legal address at 3723 E. Maffeo Road, Phoenix, Arizona, 85050, United States of America.

The Investor, the Company, the Chinese Equity Interest Holders are hereinafter sometimes individually referred to as a “Party” and sometimes collectively referred to as the “Parties.” The Company and the Chinese Equity Interest Holders are referred to as “Chinese Parties”.

Recitals

On a fully diluted basis, Investor agrees to acquire 26% of the Company’s equity interest by capital increase and equity subscription. The Company shall convert to a Sino-foreign cooperative joint venture (“CJV”) after the capital increase.  The Investor may further acquire 25% equity interest in the Company and have a 51% equity interest pursuant to the development of the JV.

Agreement

NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, the Parties agree as follows:

ARTICLE I. – CAPITAL INCREASE

1.1           Capital Increase.

(a)           Upon the terms and subject to the conditions of this Agreement, at the Closing referred to in Section 3.1 hereof, the Investor shall contribute to the Capital Increase of the Company and shall acquire the Equity, free and clear of any and all liens, mortgages, adverse claims, charges, security interests, encumbrances, other restrictions or limitations, or rights of any third persons whatsoever other than liens arising from acts of the Investor (collectively, “Liens”).

(b)           To effect the Transaction contemplated by Section 1.1(a), at the Closing, the JV Company shall deliver or cause to be delivered to the Investor, against payment therefor in accordance with Section 2.2 hereof, one or more certificates representing the Equity, accompanied by evidence acceptable to the Investor demonstrating Investor’s ownership of the Equity on the books of the JV Company.

ARTICLE II. SUBSCRIPTION PRICE

2.1           Investment Amount. The investment amount for the equity is USD 500,000, equal to RMB 3,400,000. The investment amount shall be invested in two installments in USD.  The first installment of USD 200,000 shall be made as a loan (which shall be substantially treated as capital increase and equity subscription) (the “First Installment Investment’), the second installment of USD 300,000 shall be paid as direct investment (the “Second Installment Investment”).

2.2           Method of Payment.  Within 7 days upon execution of this Agreement, the JV Contract and the Loan Agreement, the Investor shall remit the First Installment Investment of USD 200,000 to a bank account designated by the Company’s Board of Directors in Hong Kong. Upon obtaining the proper government approval for the capital increase and equity subscription, the Investor shall remit the Second Installment Investment of USD 300,000 into the capital verification account.

2.3           Taxes.  The payment of any taxes imposed by any Governmental Authority with respect to the execution or delivery of this Agreement or consummation of the transactions contemplated hereby shall be the responsibility of the Chinese Parties.

ARTICLE III. CLOSING

3.1           Closing.  The consummation of the acquisition of the Equity, payment of the second installment of the Capital Increase, the issuance of the certificates, and the other transactions contemplated by this Agreement (the “Closing”) will take place at 11:00 a.m. August 1, 2009 (local time) on a date to be specified by the Investor (the "Closing Date"), at the Guangzhou office of King & Wood, located at 54/F CITIC Plaza, 233 Tianhe Road, North Tianhe District, Guangzhou, 510613 China, unless another date, time, or place is agreed to in writing by the parties hereto.  In no event, however, shall the Closing Date occur after August 15, 2009.

3.2           Deliveries by the Company.  At or prior to the Closing, the Company, as applicable, shall deliver to the Investor:

(i)           certificates representing all of the Equity accompanied by evidence acceptable to the demonstrating Investor’s ownership of the Equity on the books of the JV Company in accordance with all Legal Requirements of the applicable Governmental Authorities;

(ii)           A Capital Investment Certificate issued by the JV Company’s Chairman of the Board of Directors evidencing the Investor’s ownership of the Equity;

(iii)           a counterpart of the JV Agreement signed by the Chinese Equity Interest Holders and the Investor in a form of which is appended hereto as Exhibit 3.2(iii);

(iv)           the Loan Agreement signed by the Company and the First Installment Investment shall be ready to be remitted to the CJV’s capital verification account ;

(v)           any other deliverables referenced in Section 7.1 and one or more certificate(s) executed by the Company and the Chinese Equity Interest Holders to the effect that the conditions set forth in Section 7.2(e) and Section 7.2(j) have been satisfied;

(vi)           written approval of the Investor’s nominee to the Board of Directors; and

(vii)          such other agreements, certificates, and writings that the Investor may reasonably request.

3.3           Deliveries by the Investor.  At or prior to the Closing, the Investor shall deliver to the Company:

(i)            the Second Installment Investment required to be paid at Closing to the Company pursuant to Section 2.2 hereof;

(ii)           a counterpart of the JV Agreement signed by the Investor;

(iii)           the name of Investor’s nominee to the Board of Directors;

(iv)           Loan Agreement signed the by Company Equity Interest Holders;

(v)           one or more certificates executed by an authorized officer of the Investor, on behalf of the Investor, to the effect that the conditions set forth in Section 7.1(a) and Section 7.1(e) have been satisfied; and

(vi)           such other agreements, certificates, and writings that the Company may reasonably request.

3.4           Termination in Absence of Closing.

(a)           If the Closing has not occurred by the close of business on August 15, 2009 nor the another Closing Date is agreed in writing pursuant to section 3.1, then any Party hereto may thereafter terminate this Agreement by written notice to such effect, to the other Parties hereto, without liability of or to any Party to this Agreement or any stockholder, director, officer, employee, or representative of such Party unless the reason for Closing having not occurred is (i) such Party’s willful breach of the provisions of this Agreement, or (ii) if all of the conditions to such Party’s obligations set forth in Article VII have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 3.1, the failure of such Party to perform its obligations under this Article III on such date; provided, however, that the applicable provisions of Article X shall survive any such termination; and, provided further, however, that any termination pursuant to this Section 3.4 shall not relieve any Party hereto who was responsible for Closing having not occurred as described in clauses (i) or (ii) above of any liability for (x) such Party’s willful breach of the provisions of this Agreement, or (y) if all of the conditions to such Party’s obligations set forth in Article VII have been satisfied or waived in writing by the date scheduled for the Closing pursuant to Section 3.1, the failure of such Party to perform its obligations under this Article III on such date.

ARTICLE IV. REPRESENTATIONS AND WARRANTIES OF
THE COMPANY AND THE CHINESE EQUITY INTEREST HOLDERS

The Chinese Parties do hereby jointly and severally represent and warrant to the Investor that:

4.1           Corporate Existence and Qualification.  The Company is a wholly owned Chinese domiciled enterprise duly organized, validly existing, and in good standing under the laws of the China. The Company has the corporate power to own, manage, lease, and hold its Properties and to carry on its business as and where such Properties are presently located and such business is presently conducted; and the Company is qualified to do business as a foreign corporation, or such equivalent concept under Chinese law, and in good standing in each jurisdiction in which the failure to be so qualified would have a Material Adverse Effect on the Company.

4.2           Authority, Approval, and Enforceability.  Each of this Agreement and all of the Exhibits has been duly executed and delivered by the Chinese Parties and each of the Chinese Parties have all requisite power and legal capacity to execute and deliver this Agreement and all Exhibits executed and delivered or to be executed and delivered in connection with the Transaction provided for hereby, to consummate the Transaction contemplated hereby and by the Exhibits, and to perform its obligations hereunder and under the Exhibits.  This Agreement and each Exhibit to which the Chinese Party is a Party constitutes, or upon execution and delivery will constitute, the legal, valid, and binding obligation of such Party, enforceable in accordance with its terms.

4.3           Capitalization and Corporate Records.

(a)           The Company’s current authorized capital consists solely of RMB 500,000 (approximately equivalent to USD 73,529).  An aggregate of only USD 73,529 or RMB 500,000 are issued and outstanding as set forth on Exhibit A for the time being, and the Equity being acquired by the Investor pursuant to this Agreement represents 26% of the total equity in the JV Company on a fully diluted basis after the completion of the capital increase contemplated hereunder.  Except for the previously stated Registered Capital, there is no other Registered Capital or securities of the Company authorized, issued, or outstanding.  All of issued and outstanding equity interests of the current Registered Capital are owned of record by the Chinese Equity Interest Holders as set forth on Exhibit A, free and clear of any and all Liens, and no equity interests of the current Registered Capital or other securities are held by the Company.  The Equity subject to this Agreement is duly authorized, validly issued, fully paid, and non-assessable and was not issued in violation of any: (i) preemptive or other rights of any Person to acquire Registered Capital or other securities of the Company, or (ii) any Legal Requirements of any Governmental Authority.  There are no outstanding subscriptions, options, convertible securities, rights (preemptive or otherwise), warrants, calls, or agreements relating to any Registered Capital or other securities of the Company.  Upon delivery to the Investor at the Closing of certificates representing the Equity, accompanied by evidence acceptable to the Investor demonstrating Investor’s ownership of the Equity on the books of the JV Company, good and valid title to the Equity will pass to the Investor, free and clear of all Liens.

(b)           The Company has provided the Investor with true, correct, and complete copies of the Company’s Articles of Association and all other governing documents and agreements, including, without limitation, any agreement among the Chinese Equity Interest Holders, which reflect all amendments made through the date of this Agreement.  Books evidencing the Company’s current Registered Capital and minute books made available to the Investor for review were true, correct, and complete in all material respects as of the date of such review, no further entries have been made through the date of this Agreement, and such books contain a materially accurate record of all Chinese Equity Interest Holders and corporate actions of the Chinese Equity Interest Holders and directors (and any committees thereof) of the Company taken by written consent or at a meeting since the organization of the Company.  All corporate actions taken by the Company have been duly authorized or ratified.  All accounts, books, ledgers, and official and other records of the Company fairly and accurately reflect in all material respects the Company’s transactions, properties, assets, and liabilities.

(c)           Except as otherwise set forth on Schedule 4.3(c) attached hereto, the Company does not own, directly or indirectly, any outstanding registered capital of, securities of or other interests in any other Person. The Company has no Subsidiaries.

4.4           No Defaults or Consents.  The execution and delivery of this Agreement and the Exhibits by each of the Chinese Parties and the performance by each of the Chinese Parties of its, his, or their obligations hereunder and thereunder will not violate any provision of Legal Requirement or any judgment, award, or decree or any indenture, agreement, or other instrument to which the Company and/or such Chinese Shareholder is a party, or by which the properties or assets of any of the Chinese Parties is bound or affected, or conflict with, result in a breach of, or constitute (with due notice or lapse of time or both) a default under, any such indenture, agreement, or other instrument.

4.5           No Company Defaults.  Except as otherwise set forth on Schedule 4.5 attached hereto, neither the execution and delivery of this Agreement or any Exhibit nor the carrying out of any of the Transaction contemplated hereby will:

(i)           violate or conflict with any of the terms, conditions, or provisions of the Articles of Association and all other governing documents and agreements, including, without limitation, any agreement among the Company’s Chinese Equity Interest Holders;

(ii)           violate any Legal Requirements applicable to the Company or each Chinese Shareholder;

(iii)           violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit binding upon or applicable to the Company or the Chinese Equity Interest Holders;

(iv)           result in the creation of any Lien on any Properties of the Company; or

(v)           require either the Company or the Chinese Equity Interest Holders to obtain or make any waiver, consent, action, approval, or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

(b)           No Proceedings.  No suit, action, or other proceeding is pending or, to the Knowledge of the Company, threatened before any Governmental Authority seeking to restrain the Company or the Chinese Equity Interest Holders or prohibit their entry into this Agreement or prohibit the Closing, or seeking Damages against the Company or its Properties as a result of the consummation of this Agreement.

4.6           Financial Statements.

(a)           (i) The Company has delivered to the Investor true, correct, and complete copies of the audited Financial Statements with respect to the Company and its business as of and for the year ended December 31, 2007 and (ii) unaudited interim Financial Statements with respect to the Company and its business as of and for the 9 months ended September 30, 2008.  The said Financial Statements are attached hereto as Schedule 4.6(a).  All of such Financial Statements fairly present, and the Company’s books and records accurately reflect, as applicable, the financial condition, results of operations of the Company, and all the transactions that the Company has entered into, as applicable, for the dates or periods indicated thereon.  All of such Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated, except that the interim Financial Statements do not contain footnote disclosures and is subject to year end audit adjustments that will not, individually or in the aggregate, be material.

(b)           Except for (i) the liabilities to be reflected on the Company’s December 31, 2007 balance sheet included in the Financial Statements attached as Schedule 4.6(a), (ii) trade payables and accrued expenses incurred since December 31, 2007 (the “Balance Sheet Date”) in the ordinary course of business, none of which are material, (iii) executory contract obligations set forth on Schedule 4.6(b) attached hereto, and (iv) the liabilities set forth on Schedule 4.6(b) attached hereto, the Company does not have any liabilities or obligations, including, without limitation, for capital commitments or deferred tax liability (whether accrued, absolute, contingent, known, unknown, or otherwise, and whether or not of a nature required to be reflected or reserved against in a balance sheet in accordance with GAAP).

(c)           Except as otherwise set forth on Schedule 4.6(c) attached hereto, the accounts receivable to be reflected on the December 31, 2007 balance sheet included in the Financial Statements referenced in Section 4.6(a) and all of the Company’s accounts receivable arising since the Balance Sheet Date arose from bona fide transactions in the ordinary course of business, and the goods and services involved have been sold, delivered, and performed to the account obligors, and no further filings (with Governmental Authorities, insurers or others) are required to be made, no further goods are required to be provided and no further services are required to be rendered in order to complete the sales and fully render the services and to entitle the Company to collect the accounts receivable in full.  Except as otherwise set forth on Schedule 4.6(c) attached hereto, no such account has been assigned or pledged to any other Person, and, except only to the extent fully reserved against as set forth in the December 31, 2007 balance sheet included in such Financial Statements, no defense or set-off to any such account has been asserted by the account obligor or, to Knowledge of the Company or to the knowledge of the Chinese Equity Interest Holders or any of them, exists.

(d)           Except as otherwise set forth on Schedule 4.6(d) attached hereto, the Company has not entered into any transactions with any Affiliate.

(e)           Except as provided under the provisions of the agreements described in Schedule 4.6(e) attached hereto, the Company has and will have as of the Closing Date legal and beneficial ownership of its Properties, free and clear of any and all Liens.

4.7           Absence of Certain Changes.

(a)           Except as otherwise set forth on Schedule 4.7(a) attached hereto, since the Balance Sheet Date, there has not been:

(i)           any event, circumstance, or change that had or can reasonably be expected to have a Material Adverse Effect;

(ii)           any damage, destruction, or loss (whether or not covered by insurance) that had or might have a Material Adverse Effect; or

(iii)           any material adverse change in the Company’s sales patterns, pricing policies, accounts receivable, or accounts payable.

(b)           Except as otherwise set forth on Schedule 4.7(b) attached hereto, since the Balance Sheet Date, the Company has not done any of the following:

(i)           merged into or with or consolidated with, any other corporation or acquired the business or assets of any Person;

(ii)           purchased any securities of any Person;

(iii)           created, incurred, assumed, guaranteed, or otherwise become liable or obligated with respect to any indebtedness, or made any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business;

(iv)           made any change in any existing election, or made any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Company or the Company’s business operations;

(v)           entered into, amended, or terminated any material Contract;

(vi)           sold, transferred, leased, mortgaged, encumbered, or otherwise disposed of, or agreed to sell, transfer, lease, mortgage, encumber, or otherwise dispose of, any Properties except in the ordinary course of business;

(vii)           settled any claim or litigation, or filed any motions, orders, briefs, or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(viii)          incurred or approved, or entered into any agreement or commitment to make, any expenditures in excess of RMB 250,000 (other than those arising in the ordinary course of business);

(ix)           maintained its books of account other than in the usual, regular, and ordinary manner in accordance with GAAP and on a basis consistent with prior periods or made any change in any of its accounting methods or practices that would be required to be disclosed under GAAP;

(x)           adopted any benefit program or agreement, or granted any increase in the compensation payable or to become payable to directors, officers, or employees (including, without limitation, any such increase pursuant to any bonus, profit-sharing, or other plan or commitment), other than merit increases to non-officer employees in the ordinary course of business and consistent with past practice;

(xi)           suffered any extraordinary losses or waived any rights of material value;

(xii)           made any payment to any Affiliate or forgiven any Indebtedness due or owing from any Affiliate to the Company;

(xiii)          changed in any material respect the Company’s practices in connection with the payment of payables and/or the collection of receivables;

(xiv)          engaged in any one or more activities or transactions with an Affiliate or outside the ordinary course of business;

(xv)           declared, set aside, or paid any dividends, or made any distributions or other payments in respect of its Registered Capital or other securities, or repurchased, redeemed, or otherwise acquired any such Registered Capital or other securities;

(xvi)          amended its Articles of Association or other governing documents and agreements;

(xvii)         issued any Registered Capital or other securities, or granted, or entered into any agreement to grant, any options, convertible rights, other rights, warrants, calls, or agreements relating to its Registered Capital or other securities; or

(xviii)           committed to do any of the foregoing.

4.8           Compliance with Laws.  Except as otherwise set forth on Schedule 4.8 attached hereto, the Company is and has been in compliance in all respects with any and all Legal Requirements applicable to the Company, other than failures to so comply that would not have a Material Adverse Effect.  Except as otherwise set forth on Schedule 4.8 attached hereto, the Company (x) has not received or entered into any citations, complaints, consent orders, compliance schedules, or other similar enforcement orders or received any written notice from any Governmental Authority or any other written notice that would indicate that there is not currently compliance with all such Legal Requirements, except for failures to so comply that would not have a Material Adverse Effect, and (y) is not in default under, and, to the Knowledge of the Chinese Parties, no condition exists (whether covered by insurance or not) that with or without notice or lapse of time or both would constitute a default under, or breach or violation of, any Legal Requirement or Permit applicable to the Company.

4.9           Litigation.  To the knowledge of the Company, there are no pending or threatened claims, actions, suits, investigations, or proceedings against the Company.

4.10         Commitments.  All of the Company’s Contracts are valid, binding, and in full force and effect, and the Company has not been notified or advised by any party thereto of such party’s intention or desire to terminate or modify any such Contract in any respect.  Neither the Company nor, to the Knowledge of the Company, any other party is in breach of any of the terms or covenants of any Contract.  Following the Closing, the Company will continue to be entitled to all of the benefits currently held by the Company under each Contract with respect to which it is a party.

4.11         Arm’s-Length Negotiation.  The Company is not a party to or bound by any Contract the terms of which were arrived at by or otherwise reflect less-than-arm’s-length negotiations or bargaining.

4.12         Permits; Assets.

(a)           The Company has all Permits necessary for the Company to own, operate, use, and/or maintain its Properties and to conduct its business and operations as presently conducted and as expected to be conducted in the future.  All such Permits are in effect, no proceeding is pending or, to the Knowledge of the Company, threatened to modify, suspend or revoke, withdraw, terminate, or otherwise limit any such Permits, and no administrative or governmental actions have been taken or, to the Knowledge of the Company, threatened in connection with the expiration or renewal of such Permits which could reasonably be expected to adversely affect the ability of the Company to own, operate, use, or maintain any of its Properties or to conduct its business and operations as presently conducted and as expected to be conducted in the future.

(b)          The Company has all assets necessary for the Company to own, operate, use, and/or maintain its Properties and to conduct its business and operations as presently conducted and as expected to be conducted in the future.

4.13         Suppliers and Customers. The Company maintains good relations with all its suppliers and customers as well as with governments, partners, financing sources, and other parties with whom the failure to maintain good relations could have a Material Adverse Effect and no such party has canceled, terminated, or made any threat to the Company to cancel or otherwise terminate its relationship with the Company or to materially decrease its services or supplies to the Company or its direct or indirect purchase or usage of the products or services of the Company.

4.14         Absence of Certain Business Practices.  To the Knowledge of the Company, neither the Chinese Parties nor any other Affiliate or agent of the Company, or any other person acting on behalf of or associated with the Company, acting alone or together, has (a) received, directly or indirectly, any rebates, payments, commissions, promotional allowances or any other economic benefits, regardless of their nature or type, from any customer, supplier, employee, or agent of any customer or supplier; or (b) directly or indirectly given or agreed to give any money, gift, or similar benefit to any customer, supplier, employee or agent of any customer or supplier, any official or employee of any Governmental Authority (domestic or foreign), or any political party or candidate for office (domestic or foreign), or other person who was, is, or may be in a position to help or hinder the business of the Company (or assist the Company in connection with any actual or proposed transaction), in each case which (i) may subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) if not given in the past, would have had an adverse effect on the assets, business, operations, or prospects of the Company, or (iii) if not continued in the future, may reasonably be expected to adversely affect the assets, business, operations, or prospects of the Company.

4.15         Products; Services.  There are no claims existing or, to the Knowledge of the Company, threatened under or pursuant to any warranty, whether express or implied, on Products or services sold by the Company other than warranty claims arising in the ordinary course of business, the effect of which is not reasonably likely to have a Material Adverse Effect.  There are no claims existing and, to the Knowledge of the Company, there is no basis for any claim against the Company for injury or damage to persons or property as a result of the sale, distribution or manufacture of any Product or performance of any service by the Company, including, but not limited to, claims arising out of the defective or unsafe nature of its Products or services.  The Company maintains insurance coverage for products liability claims against it in the amounts it deems adequate for its needs.

4.16         Transactions With Affiliates.  Except for normal advances to employees consistent with past practices, payment of compensation for employment to employees consistent with past practices, and participation in scheduled benefit programs and agreements by employees, the Company has not purchased, acquired, or leased any property or services from, or sold, transferred, or leased any Property or services to, or loaned or advanced any money to, or borrowed any money from, or entered into or been subject to any management, consulting, or similar agreement with, or engaged in any other significant transaction with any officer, director, or Chinese Equity Interest Holders of the Company or any of their respective Affiliates.  Neither any officer, director, or Chinese Equity Interest Holders of the Company nor any of their respective Affiliates is indebted to the Company for money borrowed or other loans or advances, and the Company is not indebted to any such Affiliate

4.17         Use of Proceeds.  The proceeds from the Subscription Price shall be allotted to Registered Capital and shall be used for general working capital.

4.18         Other Information.  The information furnished by each of the Chinese Parties, to the Investor pursuant to this Agreement (including, without limitation, information contained in the Exhibits hereto, the Schedules identified herein, the instruments referred to in such Exhibits or Schedules, as applicable, and the certificates and other documents to be executed or delivered pursuant hereto by any of the Chinese Parties at or prior to the Closing) is not, nor at the Closing will be, false or misleading in any material respect, or contains, or at the Closing will contain, any misstatement of material fact, or omits, or at the Closing will omit, to state any material fact required to be stated in order to make the statements therein not misleading. No investigation by or information provided to the Investor will vitiate the Investor’s reliance on any representation, warranty, or covenant of any of the Chinese Parties.

ARTICLE V. REPRESENTATIONS AND WARRANTIES OF THE INVESTOR

The Investor hereby represents and warrants to the Company and the Company that:

5.1           Corporate Existence and Qualification.  The Investor is a corporation duly organized, validly existing, and in good standing under the laws of Nevada.  The Investor has the power to own, manage, lease, and hold its properties and to carry on its business as and where such properties are presently located and such business is presently conducted.

5.2           Authority, Approval, and Enforceability.  This Agreement has been duly executed and delivered by the Investor and the Investor has all requisite power and legal capacity to execute and deliver this Agreement and all Exhibits executed and delivered or to be executed and delivered by the Investor in connection with the Transactions provided for hereby, to consummate the Transaction contemplated hereby and by the Exhibits, and to perform its obligations hereunder and under the Exhibits.

5.3           No Default or Consents.  Neither the execution and delivery of this Agreement nor the carrying out of the transactions contemplated hereby will:

(i)           violate or conflict with any of the terms, conditions, or provisions of the Investor’s Certificate of Incorporation or Bylaws;

(ii)           violate any Legal Requirements applicable to the Investor;

(iii)           violate, conflict with, result in a breach of, constitute a default under (whether with or without notice or the lapse of time or both), or accelerate or permit the acceleration of the performance required by, or give any other party the right to terminate, any Contract or Permit applicable to the Investor;

(iv)           result in the creation of any lien, charge, or other encumbrance on any property of the Investor; or

(v)           requires the Investor to obtain or make any waiver, consent, action, approval or authorization of, or registration, declaration, notice or filing with, any private non-governmental third party or any Governmental Authority.

5.4           No Proceedings.  No suit, action or other proceeding is pending or, to the Investor’s knowledge, threatened before any Governmental Authority seeking to restrain the Investor or prohibit its entry into this Agreement or prohibit the Closing, or seeking Damages against the Investor or its properties as a result of the consummation of this Agreement.

ARTICLE VI. COVENANTS AND AGREEMENTS OF THE PARTIES

The Parties hereto do hereby covenant and agree, as follows:

6.1           The Investor’s Access to Information and Properties.  The Company shall permit the Investor and its authorized employees, agents, accountants, legal counsel, and other representatives to have access to the books, records, employees, counsel, accountants, engineers, and other representatives of the Company during normal working hours and without unreasonable interruption to the Company’s operations for the purpose of conducting an investigation of the Company’s financial condition, corporate status, operations, prospects, business, and Properties.  The Company shall make available to the Investor for examination and reproduction all documents and data of every kind and character relating to the Company in possession or control of, or subject to reasonable access by, any of the Chinese Equity Interest Holders, including, without limitation, all files, records, data, and information relating to the Properties (whether stored in paper, magnetic or other storage media) and all agreements, instruments, contracts, assignments, certificates, orders, and amendments thereto.  Also, the Company shall allow the Investor access to, and the right to inspect, the Properties, except to the extent that such Properties are operated by a third-party operator, in which case the Company shall use its best efforts to cause the operator of such Properties to allow the Investor access to, and the right to inspect, such Properties.

6.2           Company’s Conduct of Business and Operations.  The Company shall keep the Investor advised as to all material operations and proposed material operations relating to the Company.  The Company shall (a) conduct its business in the ordinary course, (b) keep available the services of present employees, (c) maintain and operate its Properties in a good and workmanlike manner, (d) pay or cause to be paid all costs and expenses (including but not limited to insurance premiums) incurred in connection therewith in a timely manner, (e) use reasonable efforts to keep all Contracts in full force and effect, (f) comply with all of the covenants contained in all such material Contracts, (g) maintain in force until the Closing Date insurance policies equivalent to those in effect on the date hereof, and (h) comply in all material respects with all applicable Legal Requirements.  Except as otherwise contemplated in this Agreement, the Company will use commercially reasonable efforts to preserve the present relationships of the Company with persons having significant business relations therewith.

6.3           General Restrictions.  Except as otherwise expressly permitted in this Agreement, between the date of this Agreement and the Closing Date, without the prior written consent of the Investor, which consent shall not be unreasonably withheld, the Company shall not:

(i)           declare, set aside, or pay any dividends, or make any distributions or other payments in respect of its Registered Capital or other securities, or repurchase, redeem, or otherwise acquire any such Registered Capital or other securities;

(ii)           merge into or with or consolidate with, any other corporation or acquire the business or assets of any Person;

(iii)           purchase any securities of any Person;

(iv)           amend its Articles of Association or other governing documents and agreements;

(v)           issue any Registered Capital or other securities, or grant, or enter into any agreement to grant, any options, convertibility rights, other rights, warrants, calls, or agreements relating to its Registered Capital or other securities;

(vi)           create, incur, assume, guarantee, or otherwise become liable or obligated with respect to any indebtedness, or make any loan or advance to, or any investment in, any Person, except in each case in the ordinary course of business;

(vii)           make any change in any existing election, or make any new election, with respect to any tax law in any jurisdiction which election could have an effect on the tax treatment of the Company or the Company’s business operations;

(viii)         enter into, amend, or terminate any material Contract;

(ix)           sell, transfer, lease, mortgage, encumber, or otherwise dispose of, or agree to sell, transfer, lease, mortgage, encumber, or otherwise dispose of, any Properties except in the ordinary course of business;

(x)           settle any material claim or litigation, or file any material motions, orders, briefs, or settlement agreements in any proceeding before any Governmental Authority or any arbitrator;

(xi)           other than in the ordinary course of business consistent with past practices, incur or approve, or enter into any agreement or commitment to make, any expenditures in excess of RMB 250,000;

(xii)           maintain its books of account other than in the usual, regular, and ordinary manner in accordance with GAAP and on a basis consistent with prior periods or make any change in any of its accounting methods or practices;

(xiii)          make any change, whether written or oral, to any Contract with any of the suppliers or customers;

(xiv)          accelerate or delay collection of any notes or accounts receivable in advance of or beyond their regular due dates or the dates when they would have been collected in the ordinary course of business consistent with past practices;

(xv)           delay or accelerate payment of any accrued expense, trade payable, or other liability beyond or in advance of its due date or the date when such liability would have been paid in the ordinary course of business consistent with past practices;

(xvi)          adopt any benefit program or agreement or increase the compensation payable to any employee (including, without limitation, any increase pursuant to any bonus, profit-sharing, or other incentive plan or commitment);

(xvii)         engage in any one or more activities or transactions outside the ordinary course of business;

(xviii)        enter into any transaction or make any commitment which could result in any of the representations, warranties, or covenants of any of the Chinese Parties contained in this Agreement not being true and correct after the occurrence of such transaction or event; or

(xix)           commit to do any of the foregoing.

6.4           Notice Regarding Changes.  The Company and the Chinese Equity Interest Holders shall promptly inform the Investor in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by any of the Chinese Parties inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.  The Investor shall promptly inform the Company in writing of any change in facts and circumstances that could render any of the representations and warranties made herein by it inaccurate or misleading if such representations and warranties had been made upon the occurrence of the fact or circumstance in question.

6.5           Ensure Conditions Met.  Subject to the terms and conditions of this Agreement, each of the Parties hereto shall use all reasonable commercial efforts to take or cause to be taken all actions and do or cause to be done all things required under applicable Legal Requirements in order to consummate the transactions contemplated hereby, including, without limitation, (a) obtaining all Permits, authorizations, consents and approvals of any Governmental Authority or other person which are required for or in connection with the consummation of the transactions contemplated hereby and by the Exhibits, (b) taking any and all reasonable actions necessary to satisfy all of the conditions to each party’s obligations hereunder as set forth in Article VII, and (c) executing and delivering all agreements and documents required by the terms hereof to be executed and delivered by such party on or prior to the Closing.

6.6           Payment of Transaction Expenses and Bonuses.  The Chinese Parties hereby agree that: (a) all legal, accounting, and other transaction expenses incurred by the Chinese Parties in connection with the Transaction contemplated by this Agreement (collectively, “Transaction Expenses”); and (b) all bonuses, incentive payments, and other remuneration (in excess of current salaries) payable to any member of the management of the Company (the “Bonus Compensation”), paid or payable by the Company shall be borne solely by the Company and, if and to the extent previously paid by the Investor, shall be deducted from the Subscription Price.

ARTICLE VII. CONDITIONS TO PARTIES’ OBLIGATIONS

7.1           Conditions to Obligations of the Chinese Parties.  The obligations of the Chinese Parties to carry out the Transaction contemplated by this Agreement are subject, at the option of the Chinese Parties, to the satisfaction or waiver of the following conditions:

(a)           The Investor shall have furnished the Company with a certified copy of all necessary corporate and other action on its behalf approving its execution, delivery, and performance of this Agreement.

(b)           The Company’s receipt of the Approval Certificate issued by MOC of Guangdong Province approving the Transaction.

(c)           The Company’s receipt of Evidence that the SAIC has registered the Investor as the Equity holder of the Company and the Registered Capital of the Company is revised to be RMB 3,900,000.

(d)           The Company’s receipt of MOC and all other relevant government approval for the transaction contemplated in this Agreement;

(e)           The Company or its General Manager shall have delivered to the Investor a set of corporate milestones and business plan to cover the management of the Company’s business for a period of two years from the Closing, which business plan and corporate milestones shall be in form and substance satisfactory to the Investor and attached hereto as Schedule 7.1(e).

(f)           The Parties shall have agreed on a schedule for the use of the Subscription Price, which shall be attached hereto as Schedule 7.1(f).

(g)           All representations and warranties of the Investor contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and the Investor shall have performed and satisfied in all material respects all covenants and agreements required by this Agreement to be performed and satisfied by the Investor at or prior to the Closing.

(h)           As of the Closing Date, no suit, action, or other proceeding (excluding any such matter initiated by or on behalf of the Chinese Parties) shall be pending or threatened before any Governmental Authority seeking to restrain the Company or prohibit the Closing or seeking Damages against the Company, its Properties or the Chinese Equity Interest Holders as a result of the consummation of this Agreement.

(i)           The Investor shall have made the deliveries set forth in Section 3.3 above.

7.2           Conditions to Obligations of the Investor.  The obligations of the Investor to carry out the transactions contemplated by this Agreement are subject, at the option of the Investor, to the satisfaction, or waiver by the Investor, of the following conditions:

(a)           All representations and warranties of the Chinese Parties contained in this Agreement shall be true and correct in all material respects at and as of the Closing, and the Chinese Parties, as applicable, shall have performed and satisfied in all material respects all agreements and covenants required by this Agreement to be performed and satisfied by them at or prior to the Closing.

(b)           The Investor’s receipt of the Approval Certificate issued by the MOC of Guangdong Province approving the Transaction.

(c)           The Investor’s receipt of evidence that the SAIC has registered the Investor as the Equity holder of the Company and the Registered Capital of the Company is revised to be RMB 3,900,000.

(d)           Investor’s receipt of approvals from MOC and other relevant government authorities with regard to execution and implementation of this Agreement and the Transaction.

(e)           As of the Closing Date, no suit, action, or other proceeding (excluding any such matter initiated by or on behalf of the Investor) shall be pending or threatened before any court or Governmental Authority seeking to restrain the Investor or prohibit the Closing or seeking Damages against the Investor as a result of the consummation of this Agreement.

(f)              Written consents from Mr. Liang Huangxian, Mr. Xian Wenbin and Mr. Nei Weifeng  to not to exercise their rights of first refusal to acquire the Equity.

(g)           A Capital Investment Certificate issued by the JV Company’s Chairman of the Board evidencing Investor’s ownership of the Equity.

(h)           The Investor shall have received a JV Agreement in such form as the Investor shall approve.

(i)           Since the Balance Sheet Date and up to and including the Closing, there shall not have been any event, circumstance, change, or effect that, individually or in the aggregate, had or could reasonably be expected to have a Material Adverse Effect.

(j)           Each of the Chinese Parties, as necessary, shall have furnished the Investor with a certified copy of all necessary corporate actions, or other action on its behalf, approving in accordance with the Company’s Articles of Association, approving the acquisition of the Equity; the amendment of the Articles of Association; the increase of the Registered Capital of the Company to RMB3,900,000; and the execution and delivery of the JV Agreement among the Chinese Equity Interest Holders and the Investor, the Company’s execution, delivery, and performance of this Agreement .

(k)           The Investor shall have completed its due diligence investigation, and the results thereof shall not have revealed that any of the representations or warranties of the Chinese Parties set forth herein are untrue or incorrect in any material respect.

(l)           All proceedings to be taken by the Company in connection with the transactions contemplated hereby and all documents incident thereto shall be satisfactory in form and substance to the Investor and its counsel, and the Investor and said counsel shall have received all such counterpart originals or certified or other copies of such documents as it or they may request.

(m)           No proceeding in which the Company, or the Chinese Equity Interest Holders shall be a debtor, defendant, or party seeking an order for its own relief or reorganization shall have been brought or be pending by or against such person under any Legal Requirement.

(n)           Each of the Chinese Parties shall have made the deliveries contemplated by Section 3.2 of this Agreement.

(o)           The execution and delivery of, and the consummation of the transactions contemplated under that certain Loan Agreement of even date by and between the Investor and the JV Company

ARTICLE VIII.   POST-CLOSING OBLIGATIONS

8.1           Further Assurances.  Following the Closing, the Chinese Equity Interest Holders, each Chinese Equity Interest Holders of the Company, and the Investor shall execute and deliver such documents, and take such other action, as shall be reasonably requested by any other Party hereto to carry out the Transaction contemplated by this Agreement.

8.2           Publicity.  None of the Parties hereto shall issue, or make, or cause to have issued or made, any public release or announcement concerning this Agreement or the Transaction contemplated hereby, without the advance approval in writing of the form and substance thereof by each of the other Parties, except as required by law (in which case, so far as possible, there shall be consultation among the Parties prior to such announcement), and the Parties shall endeavor jointly to agree on the text of any announcement or circular so approved or required.

8.3           Post-Closing Indemnity.  From and after the Closing, each of the Chinese Parties shall, and hereby does, jointly and severally indemnify and hold harmless the Investor, and its Affiliates, directors, officers, and employees from and against any and all Damages arising out of, resulting from, or in any way related to (a) a material breach of, or the failure to perform or satisfy in any material respect any of, the representations, warranties, covenants, and agreements made by the Chinese Parties in this Agreement or in any document or certificate delivered by the Chinese Parties at the Closing pursuant hereto, (b) the occurrence of any event on or prior to the date of Closing that is (or would be, but for any deductible thereunder) covered by individual policies of insurance, blanket insurance policies or self insurance programs maintained by the Company.  Any payment made to the Investor pursuant to the indemnification obligations under this Section 8.3 shall constitute a reduction in the Subscription Price hereunder

It is recognized and hereby acknowledged by the Parties hereto that a breach or violation by the Company, any Guarantor, and/or the Chinese Equity Interest Holders of any or all of the covenants and agreements contained in this Section 8.3 may cause irreparable harm and Damage to the Investor in a monetary amount which may be virtually impossible to ascertain.  As a result, each of the Chinese Parties recognizes and hereby acknowledges that the Investor shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any breach or violation of any or all of the covenants and agreements contained in this Section 8.3 by the Company, the Chinese Equity Interest Holders, the Chinese Equity Interest Holders, and/or their associates, Affiliates, partners, or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other rights or remedies the Investor may possess hereunder, at law or in equity.  Nothing contained in this Section 8.3 shall be construed to prevent Investor from seeking and recovering from the Company and/or the Chinese Equity Interest Holders Damages sustained by it as a result of any breach or violation by the Company, the Chinese Equity Interest Holders, or Chinese Equity Interest Holders of any of the covenants or agreements contained herein.

8.4           Option. Equity Interest Holders

(a)           The Investor shall have an option to subscribe for, on a fully diluted basis, 25% of the Registered Capital of the CJV  subject to the following terms and conditions set forth in this Section. The Investor would own 51% of the JV Company’s Registered Capital, after giving effect to the Transaction contemplated by this Agreement and the exercise of the Option contained in this Section. . The Investor shall exercise such option within 90 days upon the accomplishment of the milestones mentioned in Schedule 7.1 (e)

(b)           The terms and conditions of the Option are as follows:

(i) CJV shall deliver the following within 180 days of establishment of capitalization of the capital investment by Regal Life:
- opening of a second AWA club location in Guangzhou (TianHe)
- opening of the Nanjing and Shanghai club location

(ii) AWA to receive a formal wine import license

(iii) a logistics and product distribution JV with the Shangdong Provincial and Nanjing Municipal branches of China Post.

(iv) AWA will have greater than RMB10 million in sales turnover for the 6 month period and to have an auditable base of greater than 30,000 active members directly purchasing products from AWA, the parent company
(v)  the completed development membership backend administration system for the AWA network of in-house owned and franchised store outlets.

(c)           Each of the Chinese Equity Interest Holders shall use their respective commercially reasonable efforts to cause the JV Company to accomplish the Investor’s business objectives for the JV Company in order to facilitate the Investor’s exercise of its Option set forth in this Section.

ARTICLE IX. TAX MATTERS

9.1           Representations and Obligations Regarding Taxes.  Each of the Company and each Guarantor represents and warrants to and agrees with the Investor as follows:

(a)           The Company has filed all Tax Returns that it was required to file.  All such Tax Returns were true, correct, and complete in all material respects.  All Taxes owed by the Company (whether or not shown on any Tax Return and whether or not any Tax Return was required) have been paid. The Company is not currently the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made by any Governmental Authority in a jurisdiction where the Company does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Liens on any of the assets of the Company that arose in connection with any failure (or alleged failure) to pay any Tax, except for Liens for Taxes not yet due.

(b)           The Company has withheld and paid all Taxes required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, Chinese Equity Interest Holders, or other third party.

(c)           No director or officer (or employee responsible for Tax matters) of the Company expects any Governmental Authority to assess any additional Taxes for any period for which Tax Returns have been filed.  There is no dispute or claim concerning any Tax liability of the Company either (i) claimed or raised by any Governmental Authority in writing or (ii) as to which any of the directors or officers (or employees responsible for Tax matters) of the Company has actual knowledge (after reasonable investigation) based upon personal contact with any agent of such Governmental Authority. The Company has delivered to the Investor true, correct, and complete copies of all income Tax Returns, examination reports, and statements of deficiencies assessed against or agreed to by the Company since January 1, 2003.

(d)           The Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency.

(e)           Schedule 9.1(f) sets forth the following information with respect to the Company as of the most recent practicable date (as well as on an estimated pro forma basis as of the Closing giving effect to the consummation of the Transaction contemplated hereby):  (i) the basis of the Company in its assets; and (ii) the amount of any net operating loss, net operating loss carryover, net capital loss, net capital loss carryover, Tax credit, Tax credit carryover, or excess charitable contribution and similar credits or deductions of the Company.

(f)           The unpaid Taxes of the Company (i) did not, as of the most recent fiscal month end, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent balance sheet (rather than in any notes thereto) and (ii) do not exceed that reserve as adjusted for the passage of time through the Closing Date in accordance with the past custom and practice of the Company in filing its Tax Returns.

(g)           All material elections with respect to Taxes affecting the Company are disclosed or attached to a Tax Return of the Company.

(h)           The Company shall grant to the Investor or its designees access at all reasonable times to all of the Company’s books and records (including tax workpapers and returns and correspondence with tax authorities), including the right to take extracts therefrom and make copies thereof, to the extent such books and records relate to taxable periods ending on or prior to or that include the Closing Date.  Investor shall (i) grant to the Company access at all reasonable times to all of the Company’s books and records (including tax workpapers and returns and correspondence with tax authorities), including the right to take extracts therefrom and make copies thereof, to the extent that such books and records relate to the operations of the Company during taxable periods ending on or prior to or that include the Closing Date, and (ii) otherwise cooperate with the Company in connection with any audit of Taxes that relate to the business of the Company prior to Closing.

(i)           The subscription for the Capital Increase by the Investor pursuant to the terms of this Agreement will not result in any Tax liability to the Company or the Investor.

(j)           The Company shall be responsible for preparing and filing, or causing the Company to prepare and file, all Tax Returns of the Company required to be filed after the Closing Date.

(k)           As used in this Agreement, “Affiliated Group” means any affiliated group within the meaning of under any provision of national, provincial, local, or foreign law; the “Company” means the Company and/or any corporation that at any time has been a subsidiary of the Company; “Tax” means any national, provincial, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, and “Taxes” means any or all of the foregoing collectively; and “Tax Return” means any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto and including any amendment thereof.

ARTICLE X.   MISCELLANEOUS

10.1         Survival of Representations, etc..

(a)           The representations, warranties, agreements, and indemnities of the Chinese Equity Interest Holders set forth in this Agreement or in connection with the transactions contemplated hereby shall survive the Closing.

(b)           Each of the Company and each Guarantor shall be jointly and severally obligated to indemnify as and to the extent set forth in Section 8.3 of this Agreement.

(c)           For purposes of this Section 10.1(c), a party making a claim for indemnity under Section 8.3 is hereinafter referred to as an “Indemnified Party” and the party against whom such claim is asserted is hereinafter referred to as the “Indemnifying Party.”  All claims by any Indemnified Party shall be asserted and resolved in accordance with the following provisions.  If any claim or demand for which an Indemnifying Party would be liable to an Indemnified Party is asserted against or sought to be collected from such Indemnified Party by such third party, said Indemnified Party shall with reasonable promptness notify in writing the Indemnifying Party of such claim or demand stating with reasonable specificity the circumstances of the Indemnified Party’s claim for indemnification; provided, however, that any failure to give such notice will not waive any rights of the Indemnified Party except to the extent the rights of the Indemnifying Party are actually prejudiced.  After receipt by the Indemnifying Party of such notice, then upon reasonable notice from the Indemnifying Party to the Indemnified Party, or upon the request of the Indemnified Party, the Indemnifying Party shall defend, manage, and conduct any proceedings, negotiations, or communications involving any claimant whose claim is the subject of the Indemnified Party’s notice to the Indemnifying Party as set forth above, and shall take all actions necessary, including but not limited to, the posting of such bond or other security as may be required by any Governmental Authority, so as to enable the claim to be defended against or resolved without expense or other action by the Indemnified Party.  Upon request of the Indemnifying Party, the Indemnified Party shall, to the extent it may legally do so and to the extent that it is compensated in advance by the Indemnifying Party for any costs and expenses thereby incurred,

(i)           take such action as the Indemnifying Party may reasonably request in connection with such action,

(ii)           allow the Indemnifying Party to dispute such action in the name of the Indemnified Party and to conduct a defense to such action on behalf of the Indemnified Party, and

(iii)           render to the Indemnifying Party all such assistance as the Indemnifying Party may reasonably request in connection with such dispute and defense.

10.2         Resolution of Disputes.

(a)           In the event of any dispute with respect to or pursuant to this Agreement, including but not limited to any dispute or claim in respect of any indemnities or third party claims or otherwise for which the Investor shall seek indemnification under this Agreement, the Exhibits, and Schedules hereto, the Parties shall in good faith seek to settle or compromise such dispute or claim.  In the event that any such dispute or claim cannot be settled or compromised, as aforesaid, within thirty (30) days of the other Party’s receipt of written notice of the subject claim, any Party may submit the dispute to final and binding arbitration to the Hong Kong International Arbitration Center in Hong Kong, which proceeding shall be conducted in accordance with the International Chamber of Commerce International Arbitration Rules in effect at the time of applying for arbitration. The arbitration tribunal shall consist of three arbitrators. The arbitration shall be conducted in Chinese. The Parties shall use their collective best efforts to promptly schedule and conduct the hearings before such arbitrators, with a view toward concluding such arbitration proceedings not later than ninety (90) days from the first submission of the dispute to arbitration.  Any decision and award by the arbitrators shall be in writing and shall be supported by reasonably detailed findings of fact and conclusions of law.  The arbitrators shall have no authority to amend or modify this Agreement or any Exhibit hereto.

(b)           In connection with any Arbitration pursuant to this Section 10.2, the arbitrators shall, as part of their award, allocate the fee of the Arbitration, including all fees of the arbitrators, the cost of any transcripts, and the parties' reasonable attorneys' fees, based upon and taking into account the arbitrators' determination of the merits and good faith of the parties' claims and defenses in the subject proceeding.

(c)           The decision and award of the arbitrators shall be final and binding upon the Parties hereto and shall be enforceable in any court of competent jurisdiction.  Any process or other papers hereunder may be served by internationally recognized overnight courier or by personal service, provided that a reasonable time for appearance or response is allowed.

10.3         Confidentiality.

(a)           Prior to the Closing, the Investor shall, and shall cause its Affiliates and its and their employees, agents, accountants, legal counsel, and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the Company and its business; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by the Investor or its Affiliates or any of its or their employees, agents, accountants, legal counsel, or other representatives or advisers, (ii) information that is or becomes available to the Investor or its Affiliates or any of its or their employees, agents, accountants, legal counsel, or other representatives or advisers on a non-confidential basis prior to its disclosure by the Investor or its Affiliates or any of its or their employees, agents, accountants, legal counsel, or other representatives or advisers, and (iii) information that is required to be disclosed by the Investor or its Affiliates or any of its or their employees, agents, accountants, legal counsel, or other representatives or advisers as a result of any applicable law, rule, or regulation of any Governmental Authority; and, provided further, that the Investor promptly shall notify the Company of any disclosure pursuant to clause (iii) of this Section 10.3(a) and shall cooperate with the Company in seeking a protective order for such information; and, provided further, that the foregoing obligation of confidence shall not apply to the furnishing of information by the Investor in bona fide discussions or negotiations with prospective lenders.

(b)           The Chinese Parties shall, and shall cause its or his Affiliates and their respective employees, agents, accountants, legal counsel, and other representatives and advisers to, hold in strict confidence all, and not divulge or disclose any, information of any kind concerning the Transaction contemplated by this Agreement or the Investor or the Investor’s businesses; provided, however, that the foregoing obligation of confidence shall not apply to (i) information that is or becomes generally available to the public other than as a result of a disclosure by the Company, the Chinese Equity Interest Holders, or its Affiliates or any of their respective employees, agents, accountants, legal counsel, or other representatives or advisers, (ii) information that is or becomes available to the Company, the Chinese Equity Interest Holders, or its Affiliates or any of their respective employees, agents, accountants, legal counsel, or other representatives or advisers on a non-confidential basis prior to its disclosure by the Company, the Chinese Equity Interest Holders, or its Affiliates or any of their respective employees, agents, accountants, legal counsel, or other representatives or advisers, and (iii) information that is required to be disclosed by the Company, the Chinese Equity Interest Holders, or its or his Affiliates or any of their respective employees, agents, accountants, legal counsel, or other representatives or advisers as a result of any Legal Requirement of any Governmental Authority; and, provided further, that the Chinese Parties shall promptly shall notify the Investor of any disclosure pursuant to clause (iii) of this Section 10.3(b).

10.4         Brokers.  Regardless of whether the Closing shall occur, (i) each of the Chinese Parties shall, and hereby does, jointly and severally indemnify and hold harmless the Investor Investor from and against any and all liability for any brokers’ or finders’ fees arising with respect to brokers or finders retained or engaged by the Chinese Parties of the Company in respect of the Transaction contemplated by this Agreement, and (ii) the Investor shall, and hereby does, indemnify and hold harmless the Company from and against any and all liability for any brokers’ or finders’ fees arising with respect to brokers or finders retained or engaged by the Investor in respect of the Transaction contemplated by this Agreement.

10.5         Costs and Expenses.  Each of the Parties to this Agreement shall bear his or its own expenses incurred in connection with the negotiation, preparation, execution and closing of this Agreement and the Transaction contemplated hereby (the “Transaction Expenses”); provided, however, that the Company shall be responsible for and shall discharge all Transaction Expenses incurred by or on behalf of the Company and/or the Chinese Equity Interest Holders (it being the Parties’ agreement that the Investor shall not bear or otherwise be liable for any such expenses) out of the sale proceeds.

10.6         Notices.  Any notice, request, instruction, correspondence, or other document to be given hereunder by any Party hereto to another (herein collectively called “Notice”) shall be in writing and delivered personally or mailed by internationally recognized overnight courier, postage prepaid and receipt acknowledged, or by facsimile, as follows:

IF TO THE INVESTOR:	Regal Life Concepts, Inc.
3723 E. Maffeo Road
Phoenix AZ 85050
Attn: Eric Wildstein
Fax No. 516-659-6677

With a copy to:

Gersten Savage LLP
600 Lexington Avenue, 10th Floor
New York, New York 10022
Attention: David Danovitch, Esq.
Fax No. 212-980-5192

IF TO THE COMPANY	Guangzhou AWA Wine Co. Ltd.
AND/OR THE CHINESE EQUITY INTEREST HOLDERS:	Suite 510 Block C No 88 Wenchan South Rd Liwan District, Guangzhou Guangdong, China
Attn: Mr. Nie Weifeng
Fax No. 86 20 8104 6996

10.7         Governing Law.  The provisions of this Agreement and the documents delivered pursuant hereto shall be governed by and construed in accordance with the laws of the China (excluding any conflict of law rule or principle that would refer to the laws of another jurisdiction).

10.8         Entire Agreement; Amendments and Waivers.  This Agreement, together with all Exhibits and Schedules attached hereto, constitutes the entire agreement between and among the Parties hereto pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations, and discussions, whether oral or written, of the Parties, and there are no warranties, representations, or other agreements between and among the Parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby.  No supplement, modification, or waiver of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (regardless of whether similar), nor shall any such waiver constitute a continuing waiver unless otherwise expressly provided.

10.9         Binding Effect and Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective permitted successors and assigns; but neither this Agreement nor any of the rights, benefits, or obligations hereunder shall be assigned, by operation of law or otherwise, by any party hereto without the prior written consent of the other party, provided, however, that nothing herein shall prohibit the assignment of the Investor’s rights and obligations to any direct or indirect subsidiary or prohibit the assignment of the Investor’s rights (but not obligations) to any lender.  .

10.10       Remedies.  The rights and remedies provided by this Agreement are cumulative, and the use of any one right or remedy by any Party hereto shall not preclude or constitute a waiver of its right to use any or all other remedies.  Such rights and remedies are given in addition to any other rights and remedies a Party may have by law, statute, or otherwise.

10.11       Exhibits and Schedules.  The Exhibits and Schedules referred to herein are attached hereto and incorporated herein by this reference.

10.12       Duplicates. This Agreement shall be executed in duplicates which constitute the entire agreement.

10.13       References and Construction.

(a)           Whenever required by the context, and is used in this Agreement, the singular number shall include the plural and pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the identification the person may require.  References to monetary amounts, specific named statutes and generally accepted accounting principles are intended to be and shall be construed as references to RMB or Yuan, as applicable, statutes of the China, and China generally accepted accounting principles, respectively, unless the context otherwise requires.

(b)           The provisions of this Agreement shall be construed according to their fair meaning and neither for nor against any Party hereto irrespective of which Party caused such provisions to be drafted.  Each of the Parties acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

10.14       Survival.  Any provision of this Agreement which contemplates performance or the existence of obligations after the Closing Date, and any and all representations and warranties set forth in this Agreement, shall not be deemed to be merged into or waived by the execution and delivery of the instruments executed at the Closing, but shall expressly survive Closing and shall be binding upon the Party or Parties obligated thereby in accordance with the terms of this Agreement, subject to any limitations expressly set forth in this Agreement.

10.15       Attorneys’ Fees.  In the event any suit or other legal proceeding is brought for the enforcement or interpretation of any of the provisions of this Agreement, the Parties hereto agree that the prevailing Party or Parties shall be entitled to recover from the other Party or Parties upon final judgment on the merits reasonable attorneys’ fees, including attorneys’ fees for any appeal, and costs incurred in bringing such suit or proceeding and the costs of enforcing any order or judgment.

10.16       Risk of Loss.  Prior to the Closing, the risk of loss of damage to, or destruction of, any and all of the Company’s assets, including, without limitation, the Properties, shall remain with the Company.

10.17       Severability.  The invalidity of any one or more of the words, phrases, sentences, clauses or sections contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clause or sections contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, or section or sections had not been inserted.  If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

ARTICLE XI. DEFINITIONS

Capitalized terms used in this Agreement are used as defined in this Article XI or elsewhere in this Agreement.

11.1         Affiliate.  The term “Affiliate” shall mean, with respect to any person, any other person controlling, controlled by or under common control with such person.  The term “Control” as used in the preceding sentence means, with respect to a corporation, the right to exercise, directly or indirectly, more than 50% of the voting rights attributable to the shares of the controlled corporation and, with respect to any person other than a corporation, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person.

11.2         Board of Directors. The term “Board of Directors shall mean the board of directors of the Company

11.3         Business Day. The term “Business Day” shall mean a day that banks are open for business in the People’s Bank of China and a day the Central bank of Nevada is open for business.

11.4         China.  The term “China” shall mean the People’s Republic of China, and for the purpose of this Agreement only, not including Hong Kong SAR, Macau SAR and Province of Taiwan.

11.5         Closing.  The term “Closing” shall mean the consummation of the transactions contemplated in connection with the purchase of the Equity in accordance with Section 3.1.

11.6         Confidential Information.  The term “Confidential Information” shall mean confidential data and confidential information relating to the business of the Company (which does not rise to the status of a Trade Secret under applicable law) and which has value to the Company and is not generally known to the competitors of the Company.  Confidential Information shall not include any data or information that (i) has been voluntarily disclosed to the general public by the Company or its Affiliates, (ii) has been independently developed and disclosed to the general public by others, or (iii) otherwise enters the public domain through lawful means.

11.7         Contracts.  The term “Contracts,” when described as being those of or applicable to any person, shall mean any and all contracts, agreements, franchises, understandings, arrangements, leases, licenses, registrations, authorizations, easements, servitudes, rights of way, mortgages, bonds, notes, guaranties, liens, indebtedness, approvals, or other instruments or undertakings to which such person is a party or to which or by which such person or the property of such person is subject or bound, excluding any Permits.

11.8         Damages.  The term “Damages” shall mean any and all damages, liabilities, obligations, penalties, fines, judgments, claims, deficiencies, losses, costs, expenses and assessments (including without limitation income and other taxes, interest, penalties and reasonable attorneys’ and accountants’ fees and disbursements).

11.9         Equity.  The term “Equity” shall mean the 26% equity interest in the JV Company’s Registered Capital, on a fully diluted basis, which is the subject of the transaction as contemplated by this Agreement.

11.10       Equity Interest Holders.  The term ” Equity Interest Holders” shall refer to any owner of the Company’s Registered Capital.

11.11       Exhibits.  The term “Exhibits” shall mean any or all of the exhibits to this Agreement and any and all other agreements, instruments, or documents required or expressly provided under this Agreement to be executed and delivered in connection with the transactions contemplated by this Agreement.

11.12       Financial Statements.  The term “Financial Statements” shall mean any or all of the financial statements, including balance sheets and related statements of income and statements of changes in financial position and the accompanying notes thereto, of the Company’s business prepared in accordance with GAAP consistently applied, except as may be otherwise provided herein.

11.13       Indebtedness.  “Indebtedness” shall mean the aggregate amount (including the current portions thereof) of all (i) indebtedness for money borrowed from others, capital lease obligations, dividends payable to any of Chinese Equity Interest Holders, bonus payables to employees, and purchase money indebtedness of the Company, (ii) indebtedness of the type described in clause (i) above guaranteed, directly or indirectly, in any manner by the Company, or in effect guaranteed, directly or indirectly, in any manner by the Company, through an agreement, contingent or otherwise, to supply funds to, or in any other manner invest in, the debtor, or to purchase indebtedness, or to purchase and pay for property if not delivered or to pay for services if not performed, primarily for the purpose of enabling the debtor to make payment of the indebtedness or to assure the owners of the indebtedness against loss, but excluding endorsements of checks and other instruments in the ordinary course, (iii) indebtedness of the type described in clause (i) above secured by any lien upon property owned by the Company, even though the Company has not in any manner become liable for the payment of such indebtedness and (iv) interest expense accrued but unpaid, and all prepayment premiums, on or relating to any of such indebtedness.

11.14       GAAP.  “GAAP” means generally accepted accounting principles of China.

11.15       Governmental Authorities.  The term “Governmental Authorities” shall mean any nation or country (including but not limited to, China and Nevada) and any commonwealth, territory, province, or possession thereof and any political subdivision of any of the foregoing, including but not limited to courts, departments, commissions, boards, bureaus, agencies, ministries, or other instrumentalities.

11.16       Knowledge of the Company.  The term “Knowledge of the Company” shall mean the actual knowledge of the directors, officers, managerial personnel, or key employees of the Company with respect to the matter in question, and such knowledge as the other directors, officers, managerial personnel, or key employees of the Company reasonably should have obtained upon diligent investigation and inquiry into the matter in question.

11.17       Legal Requirements.  The term “Legal Requirements,” when described as being applicable to any Person, shall mean any and all laws (statutory, judicial, or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees, or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person’s business, operations, or properties

11.18       Material Adverse Effect.  The term “Material Adverse Effect” shall mean any event, circumstance, or change (other than resulting from general economic conditions or the financial or securities markets generally) that had or can reasonably be expected to have a material adverse effect on the business, operations, prospects, Properties, financial condition, or working capital of the Company.

11.19       Legal Requirements.  The term “Legal Requirements,” when described as being applicable to any Person, shall mean any and all laws (statutory, judicial, or otherwise), ordinances, regulations, judgments, orders, directives, injunctions, writs, decrees, or awards of, and any Contracts with, any Governmental Authority, in each case as and to the extent applicable to such person or such person’s business, operations, or properties

11.20       Material Adverse Effect.  The term “Material Adverse Effect” shall mean any event, circumstance, or change (other than resulting from general economic conditions or the financial or securities markets generally) that had or can reasonably be expected to have a material adverse effect on the business, operations, prospects, Properties, financial condition, or working capital of the Company.

11.21       MOC.  The term “MOC” shall mean the Ministry of Commerce of the PRC and its provincial and local counterparts.

11.22       Permits. The term “Permits” shall mean any and all permits, rights, approvals, licenses, authorizations, legal status, orders, or Contracts under any Legal Requirement or otherwise granted by any Governmental Authority.

11.23       Person.  The term “Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust, or other enterprise or any governmental or political subdivision or any agency, department, or instrumentality thereof.

11.24       Product.  The term “Product” shall mean each product, repair process, or service under development, developed, manufactured, licensed, distributed, or sold by the Company and any other products in which the Company has any proprietary rights or beneficial interest.

11.25       Properties.  The term “Properties” shall mean any and all properties and assets (real, personal or mixed, tangible or intangible) owned or Used by the Company.

11.26       Real Property.  The term “Real Property” shall mean the real property Used by the Company in the conduct of its business.

11.27       Registered Capital.  The term “Registered Capital” shall mean the registered capital stated on the Company’s business license or the resulting registered capital after the consummation of the Transaction contemplated by this Agreement.

11.28       SAIC.  The term “SAIC” shall mean the State Administration of Industry and Commerce and its provincial and local counterparts.

11.29       Schedules.  The term “Schedules” shall mean any or all of the schedules to this Agreement and any and all other disclosure items, financial statements, or such other documents to be delivered in connection with the transactions contemplated by this Agreement.

11.30       Subsidiary.  The term “Subsidiary” shall mean any Person of which a majority of the outstanding voting securities or other voting equity interests are owned, directly or indirectly, by the Company.

11.31       Trade Secrets.  The term “Trade Secrets” shall mean information of the Company including, but not limited to, technical or nontechnical data, formulas, patterns, compilations, programs, financial data, financial plans, product or service plans or lists of actual or potential customers or suppliers, which (i) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

11.32       Used.  The term “Used” shall mean, with respect to the Properties, Contracts, or Permits of the Company, those owned, leased, licensed, or otherwise held by the Company which were acquired for use or held for use by the Company in connection with the Company’s business and operations, whether or not reflected on the Company’s books of account.

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on Subscription for Capital Increase as of the date first written above.

INVESTOR:

REGAL LIFE CONCEPTS, INC..

By:	/s/ Eric Wilstein
	Name:	Eric Wildstein
	Title:	President

COMPANY:

GUANGZHOU AWA WINE CO. LTD.

By:	/s/ Nie Weifeng
	Name:	Nie Weifeng
	Title:	Legal Representative

CHINESE EQUITY INTEREST HOLDERS:

/s/ Nei Weifeng
MR. NEI WEIFENG

/s/ Liang Huanxian
MRS. LIANG HUANXIAN

/s/ Xian Wenbin
MR. XIAN WENBIN

AGREEMENT ON CAPITAL INCREASE AND EQUITY SUBSCRIPTION

Among

REGAL LIFE CONCEPTS, INC.,
GUANGZHOU AWA WINE CO. LTD.,

and

MR. NEI WEIFENG

MRS. LIANG HUANXIAN

MR. XIAN WENBIN

January 29, 2009

LIST OF EXHIBITS AND SCHEDULES

Exhibit A	-	List of Chinese Equity Interest Holders	A-1

Exhibit B	-	The Joint Venture Agreement	B-1

Schedules	-		C-1

- iv -

Exhibit A
List of Chinese Equity Interest Holders

The Registered Capital of the Company as of the date of this Agreement is RMB 500,000 and held by the following individuals (“Chinese Equity Interest Holders”). Pursuant to PRC Company Law, Chinese Equity Interest Holders own the following percentages of the equity interest of the Company respectively.

Name	Address	Percentage of Equity ownership

Mr. Nie Weifeng		40%

Mr. Liang Huanxian		50%

Mr. Xian Wenbin		10%

A - 1

Exhibit B
Form of Joint Venture Agreement

B - 1

Schedules

To be provided by the Company

Schedule 7.1(e)

Company Milestones

a)           CJV shall deliver the following within 180 days of establishment of capitalization of the capital investment by Regal Life:
- opening of a second AWA club location in Guangzhou (TianHe)
- opening of the Nanjing and Shanghai club location

b) AWA to receive a formal wine import license

c) AWA will have greater than RMB10 million in sales turnover for the 6 month period and to have an auditable base of greater than 30,000 active members directly purchasing products from AWA, the parent company

d) a logistics and product distribution JV with the Shangdong Provincial and Nanjing Municipal branches of China Post.

e) the completed development membership backend administration system for the AWA network of in-house owned and franchised store outlets.

C - 1

Schedule 7.1(f).
Timetable on Use of Subscription Price

Use of US$500,000 (commencing January 2009)

EXPENDITURE ITEM	PROJECTED PERIOD	AMOUNT		REMARKS

Guangzhou Head Office	January	RMB	300,000	Provide an upscale image to recruit new alliance stores.

Guangzhou Flagship Store	January	RMB	300,000	To promote image and provide protocol to attract new alliance stores

Eastern China Flagship Store	February	RMB	300,000	To set up regional base to recruit alliance stores

Central China Flagship Store	April	RMB	300,000	To set up regional base to recruit alliance stores

Internet Software Development	March	RMB	500,000	Unify sales management system to integrate all alliance stores

Flowing Capital	January – March	RMB	180,000	Daily expenditures for wine ordering

Total		RMB	3.5 million

C - 2